Exhibit 11

Troutman Pepper Locke LLP 3000 Two Logan Square, Eighteenth and Arch Streets Philadelphia, PA 19103-2799 troutman.com

March 31, 2025

FundVantage Trust

301 Bellevue Parkway

Wilmington, DE 19809

Re:	FundVantage Trust

Ladies and Gentlemen:

We have acted as counsel to FundVantage Trust (the “Trust”), a statutory trust formed under the laws of the State of Delaware, in connection with the proposed reorganization of the Gotham Defensive Long 500 Fund, Gotham Enhanced 500 Plus Fund and Gotham Hedged Core Fund, each a series of the Trust, into the Gotham Index Plus Fund (the “Fund”), a newly created series of the Trust, pursuant to an agreement and plan of reorganization (“Reorganization Agreement”). The aforementioned proposed transaction is referred to herein as the “Reorganization.”

This opinion relates to the Trust’s shares of beneficial interest with par value of $0.01 per share (collectively, the “Shares”) to be issued by the Fund in the Reorganization, and is furnished in connection with filing with the Securities and Exchange Commission (“SEC”) the Trust’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. For purposes of rendering this opinion, we have examined a printer’s proof of the Registration Statement, the Trust Instrument and By-Laws of the Trust, and the resolutions adopted by the Board of Trustees of the Trust that provide for the issuance of the Shares and which are incorporated by reference into the Trust Instrument by its terms, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on a certificate of an officer of the Trust as to certain matters, including the authorization of the issuance of the Shares. For the purpose of rendering the opinion set forth herein, we have also reviewed the Trust Instrument filed with the State of Delaware on August 25, 2006, as amended from time to time, which we have assumed is complete, accurate and in full force as of the date hereof. We have assumed that the Registration Statement, as filed with the SEC, will be in substantially the form of the printer’s proof referred to above and also have made other assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

FundVantage Trust March 31, 2025 Page 2

Our opinion, as set forth herein, is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

The Reorganization Agreement described in the Registration Statement was approved on March 6, 2025, by the Trust’s Board of Trustees.

Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized for issuance by the Trust; and when issued and sold in accordance with the Trust Instrument and By-laws of the Trust and for the consideration described in the Registration Statement, the Shares that the Fund issues pursuant to the Reorganization Agreement will be validly issued, fully paid and non-assessable.

This opinion is rendered solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Troutman Pepper Locke LLP

TROUTMAN PEPPER LOCKE LLP